                                                                     EXHIBIT 4.7



                               FOURTH AMENDMENT TO
                                RIGHTS AGREEMENT

                  This Fourth Amendment to Rights Agreement (this "Amendment") is made and entered into as of the 11th day of March, 1996, by and between MEDICAL IMAGING CENTERS OF AMERICA, INC., a California corporation (the "Company"), and HARRIS TRUST COMPANY OF CALIFORNIA (the "Rights Agent").



                                    RECITALS

                  A. Whereas, the Company and Union Bank entered into a Rights Agreement (the "Rights Agreement") dated as of October 2, 1991; and

                  B. Whereas, Harris Trust Company of California has replaced Union Bank as Rights Agent under the Rights Agreement; and

                  C. Whereas, the Company and Harris Trust Company of California previously entered into a First Amendment to Rights Agreement dated as of January 23, 1996; and

                  D. Whereas, the Company and Harris Trust Company of California previously entered into a Second Amendment to Rights Agreement dated as of March 1, 1996; and

                  E. Whereas, the Company and Harris Trust Company of California previously entered into a Third Amendment to Rights Agreement dated as of March 7, 1996; and

                  F. Whereas, Section 27 of the Rights Agreement provides that, subject to certain conditions not applicable here, the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of Right Certificates representing shares of Common Stock; and

                  G. Whereas, based on the advice of counsel to the Company, the Board of Directors of the Company believes that certain amendments to the Rights Agreement, as provided herein, are desirable and in the best interests of the Company and its shareholders and has authorized certain amendments to the Rights Agreement in the manner set forth herein.


                                    AGREEMENT

                  NOW THEREFORE, the Company and the Rights Agent hereby agree as follows:

                  1. Amendments. The Rights Agreement is hereby amended as set forth below.

                  (a) The first sentence of Section 3(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                           "(a)  Until Tuesday, March 19, 1996 at 11:59 p.m.
                  Pacific Standard Time (the "Distribution Date"), (i) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the name of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (ii) the right to receive Right Certificates will be transferrable only in connection with the transfer of Common Shares."

                           (b)      Section 23(b) of the Rights Agreement is
hereby amended to read in its entirety as follows:

                           "(b) The Board of Directors of the Company may, at
                  its option, at any time prior to Tuesday, March 19, 1996 at 11:59 p.m. Pacific Standard Time redeem all but not less than all of the then outstanding Rights at a redemption price of $.05 per Right (after giving effect to the Reverse Stock Split), appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board of Directors may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Anything contained in this Rights Agreement to the contrary notwithstanding, the Rights shall not be exercisable following a transaction or event described in Section 11(a)(ii) prior to the expiration of the Company's right of redemption hereunder."

                  2. No Other Changes. Except as specifically set forth herein, no change to the Rights Purchase Agreement is intended by the parties hereto. Except as modified hereby, the parties to the Rights Agreement hereby reaffirm in all respects all of the covenants, agreements, terms and conditions set forth in the Rights Agreement, which are incorporated in full herein by reference, and all terms, conditions and provisions thereof shall remain in full force and effect, except as amended hereby.

                  3. Miscellaneous. The headings and titles of this Amendment are for convenience only and do not constitute a part hereof. This Amendment shall be governed by and construed in accordance with the laws of the State of California. This may be executed in any number of counterparts, any one of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


                           THE COMPANY:

                                   MEDICAL IMAGING CENTERS OF AMERICA, INC., a California corporation




                                   By: /s/ Robert S. Muehlberg
                                       -----------------------------------------
                                           Name: Robert S. Muehlberg
                                           Its:  President and Chief Executive
                                                    Officer



                           THE RIGHTS AGENT:

                                   HARRIS TRUST COMPANY OF CALIFORNIA

                                   By: /s/ Michael Goedecke
                                       -----------------------------------------
                                           Name: Michael Goedecke
                                           Its: Assistant Vice President